Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

April 21, 2014

Cass Information Systems, Inc. Reports 1st Quarter 2014 Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services, reported first quarter 2014 earnings of $.50 per diluted share, a 4% decline from the $.52 per diluted share it earned in the first quarter of 2013. Net income for the period was $5.8 million, compared to $6.0 million in 2013.

2014 1st Quarter Recap

	March 31, 2014	March 31, 2013	% Change
Transportation Dollar Volume	$5.9 billion	$5.4 billion	8.8%
Facility Expense Dollar Volume*	$3.3 billion	$2.6 billion	24%
Revenues	$28.7 million	$28.4 million	1%
Net Income	$5.8 million	$6.0 million	(3.7%)
Diluted Earnings per Share	$.50	$.52	(3.8%)

*	Includes Energy, Telecom and Environmental

Cass posted modestly lower first quarter earnings despite strong growth of 11% in payment and processing fee revenue. The increase in processing activity and related fees was driven mainly by a large number of new customers added during the past year. This growth is key to future performance showing the continued acceptance of Cass’ processing services. Growth was across the board as both the transportation and facilities groups posted strong increases in transaction and revenue activity. Those gains were offset by an 8% or $0.8 million drop in net investment income as historically low interest rates continue to erode the company’s net interest income.

Operating expenses increased by $0.6 million, or 3%, due to the continued expansion of the company’s global processing systems and new expanded operating facilities for its transportation and waste management operations. It also reflects continued investment in staff and technology to support current growth and future new business.

“Our transportation and facility expense invoice processing operations turned in strong performances and helped to partially overcome the earnings drag presented by the stagnant interest rate environment,” said Eric H. Brunngraber, Cass president and chief executive officer. “We believe continued growth will allow us to overcome this rate environment and that we will be positioned for accelerated earnings growth when market conditions improve.”

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, energy, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses $35 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2013.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2014 and 2013:

	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013
Transportation Invoice Volume	7,759	7,344
Transportation Dollar Volume	$5,892,571	$5,415,365
Facility Expense Transaction Volume	5,095	4,618
Facility Expense Dollar Volume	$3,274,553	$2,640,243

Payment and Processing Fees	$18,397	$16,576
Net Investment Income	9,147	9,969
Gains on Sales of Securities	—	1,453
Other	1,178	436

Total Revenues	$28,722	$28,434

Salaries and Benefits	$16,187	$16,258
Occupancy	806	609
Equipment	1,026	908
Other	3,006	2,614

Total Operating Expenses	$21,025	$20,389

Income from Operations before Income Tax Expense	$7,697	$8,045
Income Tax Expense	1,886	2,013

Net Income	$5,811	$6,032

Basic Earnings per Share	$.51	$.53

Diluted Earnings per Share	$.50	$.52

Average Earning Assets	$1,235,622	$1,165,993
Net Interest Margin	3.42%	3.96%
Allowance for Loan Losses to Loans	1.78%	1.62%
Non-performing Loans to Total Loans	.24%	.13%
Net Loan (Recoveries) / Charge-offs to Loans	(.02%)	.22%
Provision for Loan Losses	$—	$200